Exhibit 10.15

September 29, 2017

Mr. Kenneth W. Shreves
[Redacted]
Dear Ken:

I am pleased to confirm our offer of employment with Vectrus, Inc. for the position of Vice President, Business Development for Facilities at Vectrus, Inc. based in Colorado Springs. This is a salaried, exempt position reporting to Susan L. Deagle, Senior Vice President & Chief Growth Officer at Vectrus, Inc. Your hours in this position may fluctuate, and each weekly portion of your annual salary will compensate you for work during that week. Your weekly salary will be $4,808 which can equate to annual salary will be $250,016. Your date of hire will be a mutually agreeable date.

In addition to your salary, as an executive of Vectrus, Inc., you will be eligible for participation in the Vectrus, Inc. Annual Incentive Plan (bonus) with a target award of 40% of your annual base salary. Bonus awards are discretionary, ranging from zero to 200% of target and are based on company and individual performance. For performance year 2017, you will be eligible for pro-rata bonus consideration based upon the number of full months of your employment during 2017. Awards are generally paid during the first quarter following the end of the applicable performance year.

Beginning with 2018, you will also be eligible to participate in the Vectrus Long-Term Incentive (LTI) Award Program. These awards are generally recommended for approval by the Compensation and Personnel Committee of the Vectrus Board of Directors during the first quarter of each calendar year. For 2018, you will be recommended for a total award commensurate with the approved guidelines for the 2018 program, subject to approval of the Committee. While the 2018 LTI structure and guidelines have not yet been approved, you can reasonably expect the target value of this award to be $145,000 delivered via two primary vehicles: 1) a cash target related to relative total shareholder return over a three-year performance period and 2) equity in the form of restricted stock units and/or nonqualified stock options that vest in one-third cumulative installments on the first, second and third anniversaries of the grant date.

You will be eligible for 21 days of Paid Time Off (PTO) annually. PTO is accrued on each bi-weekly pay date.

Relocation Benefits: You will be provided relocation assistance to get you settled into the Colorado Springs area, pursuant to company practice. You will be requested to sign and return a “Reimbursement Agreement for Relocation Expenses” form which stipulates that you must remain with Vectrus for one (1) full year, from the date of your relocation, to avoid repayment of the Vectrus relocation costs.

Your relocation benefits will include:
•Settling In Allowance: The settling in allowance is intended to defray one-time costs for such things as replacement of curtains or carpet in your new residence, utility hook ups, vehicle registration and the like. This allowance can be delivered in one of two ways.
1. One-half of one month’s gross pay as an allowance upon which you can draw reimbursement based upon receipts for settling in expenses. OR
2. A lump-sum payment of $5,000 net of taxes – no receipts required.
•House Hunting Trip: One house hunting trip for you and your dependents to include economy round trip airfare, hotel, rental car and per diem.

•Temporary Accommodations: Temporary accommodations (lodging) for up to 90 days including rental car and per diem.
•Household Goods Shipment: Reimbursement of reasonable costs associated with packing, shipping and unpacking of your household goods for your move to Colorado.
•Initial Move to Colorado: Economy airfare for you and your dependents from Virginia to Colorado. If you choose to drive to Colorado, you will be reimbursed for associated mileage, hotel, per diem. Receipts are required for reimbursement.
•Closing Costs:
oReimbursement for reasonable and customary closing costs and brokerage fees (limited to 6% of the sale price) on the sale of your home, tax protected.
oReimbursement for reasonable and customary closing costs (exclusing points) on the purchase of a home in Colorado, tax protected.

Benefits Program: A summary of our current benefits program is attached. If you are applying for family coverage under the Management Benefitted Medical, Dental and Vision Plans, it is required that, on your start date, you furnish a marriage certificate (if applicable), and the birth certificate of each dependent being covered.

•Vectrus 401(k) Plan
•Medical Plan/ Dental Plan/ Vision Plan
•Tele-Health Plan
•Health Savings Account
•Basic Life & Accidental Death and Dismemberment Insurance Plans
•Short-Term & Long-Term Disability
•Flexible Spending Accounts
•Voluntary Life & Accidental Death and Dismemberment Insurance Plans

For questions regarding all benefits, you may contact Ms. Tracy Hanavan at 719-637-5828. She will be glad to discuss any questions you might have regarding employee benefits. I will also be available to meet with you to review all of the benefits materials in detail.

In order to comply with the Immigration Control Reform Act of 1986, all employees must complete the enclosed I-9 Form verifying employment eligibility. You should bring with you on the first day of work an original birth certificate or other document as specified in the enclosed information sheet as proof of U.S. citizenship. This offer of employment is contingent upon completion of the I-9 Form and providing required documentation.

The terms and conditions of your employment will be governed by standard Company policy. This offer is also contingent upon successful completion of a drug screening test prior to employment. Failure to complete the screening within three days will result in withdrawal of this offer. Please contact Mr. Josh Saye at (719) 637-6319 for assistance in scheduling an exam.

Please acknowledge your acceptance of our offer by signing one copy of this letter and returning it to my attention. You may retain the additional copy for your personal files.

Ken, on behalf of Sue and our team, we are very pleased to extend you this offer. We look forward to welcoming you to Vectrus and to working with you.

Very truly yours,

/s/ Frank A. Peloso

Frank A. Peloso
Senior Vice President &
Chief Human Resources Officer

Enclosures

I accept the offer as set forth in this letter.

/s/ Kenneth W. Shreves	1 OCT 2017
Kenneth W. Shreves	Date